EXHIBIT 10.2

NATIONAL PENN BANCSHARES, INC. PENSION PLAN
(Amended and Restated Effective January 1, 2001)
Amendment No. 7

National Penn Bancshares, Inc. (the "Company") adopted the National Penn Bancshares, Inc. Pension Plan (Amended and Restated Effective January 1, 2001) (the "Plan") for the benefit of certain of its Employees (as defined in the Plan) and its subsidiaries' Employees. The Company subsequently amended the Plan by Amendment Nos. 1-6 thereto. The Company hereby amends the Plan as hereinafter set forth effective January 1, 2006 except as otherwise provided herein.

1. Subsection 3(c) is amended to read as follows:

"An Employee whose employment terminated after he satisfied the requirements for a vested benefit under subsection 8(b) shall requalify for participation on the date on which he next is credited with an Hour of Service in an eligible job classification under subsection 3(a). An Employee whose employment terminated after he satisfied the age and service requirements of subsection 3(a) but before he satisfied the requirement for a vested benefit under subsection 8(b) shall requalify for participation on the date on which he next is credited with an Hour of Service in an eligible job classification under subsection 3(a) provided he is credited with an Hour of Service before he has five-consecutive One-Year Breaks in Service. An Employee whose employment terminated before he satisfied the eligibility requirements of subsection 3(a) shall have his prior service restored if he is credited with an Hour of Service before incurring five consecutive One-Year Breaks in Service. An Employee who had no vested benefit under subsection 8(b) at termination of employment and has five consecutive One-Year Breaks in Service before he first again is credited with an Hour of Service shall be treated as a new Employee."

2. Subsection 5(f) is added to read as follows:

"(f) Retroactive Annuity Starting Date. Notwithstanding the foregoing provisions of section 5, a Member may elect that benefits begin to be paid as of a date that occurs on or before the date the written explanation required by section 417(a)(3) of the Code and subsection 5(c) of the Plan is provided subject to each of the following conditions. Such benefit commencement date shall be referred to as a "retroactive annuity starting date."

(i)  The future periodic payments with respect to a Member that elects a retroactive annuity starting date must be the same as the future periodic payments that would have been paid had benefit payments actually commenced on the retroactive annuity starting date.

(ii)  The Member must receive a makeup payment to reflect missed payments from the retroactive annuity starting date to the payment commencement date, with adjustment for the time-value of money at 7% per annum, compounded annually.

(iii)  The benefit determined as of the retroactive annuity starting date must satisfy the requirements of section 417(e)(3) of the Code and regulation section 1.417(e)-1(d), if applicable, and section 415 of the Code with the applicable interest rate and mortality table determined as of that date.

(iv)  The Member may only elect a retroactive annuity starting date that does not precede the date on which the Member could otherwise have started to receive benefits under the Plan's terms.

(v)   If the Member's spouse as of the retroactive annuity starting date would not be the Member's spouse determined as if the date distributions commence was the Member's annuity starting date, consent of that former spouse is not needed to waive the Qualified Joint and Survivor Annuity unless otherwise provided under a qualified domestic relations order. However, the spousal consent rules shall apply with respect to the Member's spouse as of the benefit commencement date.

(vi)  The date of the first actual payment of benefits based on the retroactive annuity starting date is the measuring point for determination of satisfaction of the timing requirements for consents and benefit explanations provided for in subsection 5(c) of the Plan, except that the 90-day maximum period under subsection 5(c) shall not apply if distribution commences more than 90 days after written explanation of the Qualified Joint and Survivor Annuity is provided to the Member if lateness in commencement is due solely to administrative delay."

3. Item 1(c)(ii) of Amendment No. 1 (which amends subsection 6(a) of the Plan) and subsection 6(a)(i) of the Plan are amended to include the following

"Notwithstanding any provision of subsection 6(a) or Amendment No 1, for purposes of adjusting any limitation with respect to benefits that begin to be paid before age 62 and for purposes of adjusting the limitation on any benefit payable in a form other than a straight life annuity for the Member's life, the interest rate assumption shall not be less than the greater of 5% or the rate specified in the Plan. However, effective for Plan Years beginning on or after January 1, 2004, for purposes of application of the limitation with respect to any form of benefit subject to section 417(e)(3) of the Code, the "applicable interest rate" as defined in subsection 417(e) (3) of the Code shall be substituted for 5%, except that in Plan Years beginning in 2004 and 2005, 5.5% shall be substituted for 5%."

4.	Subsections 10(a) and 10(b) are amended to read as follows:

"(a) Pre-Retirement Death Benefit. If a Member dies after earning a nonforfeitable right to his Accrued Benefit but prior to his Annuity Starting Date, the Actuarial Equivalent of the Member's Accrued Benefit shall constitute a death benefit. If a Member dies before becoming vested in his Accrued Benefit, no benefit shall be payable under the Plan with respect to the Member.

(i)  Minimum Benefit for Qualifying Spouse. If the Member has been married to his spouse for at least one year ending on the date of death, a portion of the death benefit shall be paid to the Member's spouse unless the spouse waives the right to the death benefit as provided for hereafter. The spouse's benefit shall be the amount that would be payable to the spouse in the form of a straight life annuity for the spouse's life commencing as of the later of the month following the Member's date of death or the Member's Early Retirement Date under the assumptions that the Member retired (or had a Severance Date, if earlier) on the day before the date of death and began to receive benefit payments in the form of a Qualified Joint and Survivor Annuity as specified in subsection 5(b)(ii), with his spouse as the 50% survivor annuitant. The benefit shall be payable upon the request of the surviving spouse but not later than the later of (A) the December 31st of the year following the year of the Member's date of death; (B) the December 31st of the year in which the Member would have attained age 70½; or (C) in the case of an affirmative election of a lump sum payment, the December 31st of the fifth year following the year of the Member's date of death. The spouse may elect that the Actuarial Equivalent amount of the benefit be paid in any form permitted under subsection 10(a)(iv). If there is no such surviving spouse, or if the surviving spouse has consented in a manner that is a qualified election under the provisions of subsection 10(b); then, the entire lump sum actuarial value of the vested benefit accrued to date shall be payable to the beneficiary under the provisions of subsection 10(a)(ii), and no benefit shall be payable to the surviving spouse under this subsection 10(a)(i).

(ii)  Remainder of the Benefit. The Member may designate a beneficiary, including his spouse, as provided for in subsections 10(d) and 10(e) for the remaining portion of the death benefit, which portion is the difference between the Actuarial Equivalent of the Member's Accrued Benefit and the minimum spouse's benefit payable under subsection 10(a)(i). If the beneficiary is the Member's spouse, the benefit shall be payable upon the request of the surviving spouse but not later than the later of (A) the December 31st of the year following the year of the Member's date of death; (B) the December 31st of the year in which the Member would have attained age 70½; or (C) in the case of an affirmative election of a lump sum payment, the December 31st of the fifth year following the year of the Member's date of death. The spouse may elect that the Actuarial Equivalent amount of the benefit be paid in any form permitted under subsection 10(a)(iv). If the beneficiary is not the Member's spouse, the benefit payable under this subsection 10(a)(ii) shall be paid in one lump sum by December 31st of the fifth year following the year of the Member's date of death or as an annuity for the beneficiary's life commencing not later than one year after the Member's date of death or such later date as applicable regulations under section 401(a)(9) of the Code may permit and the beneficiary shall elect

(iii) Limitation. The benefit payable under this subsection 10(a)(ii) shall be reduced to the extent necessary to satisfy the incidental death benefit limitation of subsection 401(a)(9) of the Code and the regulations thereunder or any other applicable Code limitation.

(iv) Form of Payment. Any death benefit payable to the Member's spouse or other beneficiary shall be payable as described below and as may be elected by the Member or his beneficiary, subject to the limitations of subsection 10(b) and section 401(a)(9) of the Code. However, the Member may make a binding election as to the form of payment that the beneficiary shall have no power to alter. Subject to the distribution requirements of section 401(a)(9) of the Code, the forms of benefit available for a beneficiary include:

(A)	Life Annuity. A monthly annuity payable for the lifetime of the beneficiary with payments guaranteed for the first 0, 120, or 180 months.

(B)	A Lump Sum Payment. A single lump sum cash payment.

(v) Rollovers.  The rollover election provided for under subsection 9(g) shall apply to distributions made under this subsection 10(a) if the distributee is the Member's spouse.

(b) Elections.

(i) Subsection 10(a)(i) shall not apply and the entire death benefit under subsection 10(a) shall be payable instead under subsection 10(a)(ii) with respect to a Member who either has established to the satisfaction of the Committee that he has no spouse, or who elects in accordance with the following rules to waive the surviving spouse's benefit under subsection 10(a)(i) and to have the residual death benefit provisions under subsection 10(a)(ii) apply instead. Such election may be made at any time during the period that begins on the first day of the Plan Year in which the Member attains age 35 (or, in the case of a Member who has a Severance Date prior to his attainment of age 35, with respect to his Accrued Benefit earned prior to such Severance Date) and ends on the date of the Member's death; provided that such election shall be effective only if:

(A)	the Member's spouse (or the spouse's legal guardian if the spouse is legally incompetent) executes a written instrument whereby such spouse either:

(1)
consents to such election, but only insofar as such election waives the survivor's benefit  under this subsection and, if applicable, names a specific beneficiary or beneficiaries to receive the death benefit; or

(2)
consents to such election and consents prospectively to any subsequent designation of someone other than the spouse to receive  all or part of the death benefit (provided such instrument acknowledges the spouse's right tolimit consent to a specific beneficiary); and

(3)
such instrument acknowledges the effect of the election to which the spouse's consent is being given, that the spouse's consent is irrevocable, and is witnessed by a Plan representative or a notary public; or

(B)
the Member establishes to the satisfaction of the Committee that his spouse cannot be located or furnishes a court order to the Committee establishing that the Member is legally separated or has been abandoned (within the meaning of local law), unless a qualified domestic relations order pertaining to such Member provides that the spouse's consent must be obtained.

The consent of a spouse shall not be effective with respect to other spouses of the Member, and an election shall become void if the circumstances causing the consent of the spouse not to be required cease to exist.

(ii)  A Member who will not yet attain age 35 as of the end of any current plan year may make a special qualified election to waive the surviving spouse's benefit under subsection 10(a)(i) for the period beginning on the date of such election and ending on the first day of the Plan Year in which the Member will attain age 35. Such election shall not be valid unless the Member receives a written explanation of the surviving spouse's benefit. The surviving spouse's right to the benefit under subsection 10(a)(i) shall be automatically reinstated as of the first day of the Plan Year in which the Member attains age 35. Any new waiver on or after such date shall be subject to the full requirements of subsection 10(b)(i).

(iii) A Member may revoke his election to waive the surviving spouse's benefit under subsection 10(a)(i). Such revocation may be made at any time prior to the Member's death.

        (iv) The Committee shall provide to each Member a written explanation of:

(A) the terms and conditions of the surviving spouse's benefit;

(B) the Member's rights to waive the surviving spouse's benefit and the effect of such wavier;

(C) the rights of the Member's spouse with respect to such waiver; and

(D) the Member right to revoke a waver of the surviving spouse's benefit and the effect of such revocation.

The written explanation shall be provided once during either (A) the three-year period that begins on the first day of the Plan Year in which the Member attains age 32, or (B) the one-year period that begins on the day an Employee becomes a Member. With regard to a Member who has a Severance Date before attaining age 35, such written notice shall be provided no earlier than one year before, and no later than one year after, the Member's Severance Date."

5.	Subsections 10(f) and 10(g) are amended to read as follows:

"(f) Manner and Form of Payment. Death benefits under subsection 10(a) shall be distributed as provided therein. Death benefits under subsection 10(c) shall be distributed in accordance with the method of distribution in effect on the Member's date of death. Notwithstanding any provision to the contrary, the commencement date for payment of death benefits and the amount of death benefit distributed each year shall be subject to and shall satisfy the requirements of section 401(a)(9) of the Code and regulations thereunder.

(g) Cashouts. If the present value, determined in accordance with subsections 9(e) and 9(f), of the death benefit payable to a beneficiary does not exceed $5,000 on the date the Member dies, the Committee shall direct that it be distributed in one lump payment.

Executed this 8th day of May, 2006.

NATIONAL PENN BANCSHARES, INC.
Attest:

By:	/s/ H. Anderson Ellsworth	By:	/s/ Earl J. Houseknecht
Name:	H. Anderson Ellsworth, Esq.	Name:	Earl J. Houseknecht
Title:	Senior Vice President	Title:	Executive Vice President,
Human Resources Director